UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2010

WHITE ELECTRONIC DESIGNS CORPORATION
 (Exact name of registrant as specified in its charter)

Indiana	1-4817	35-0905052
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 E. University Drive, Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 437-1520

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 13, 2010, the management of White Electronic Designs Corporation (the “Company”) committed the Company to an exit and disposal of the Ft. Wayne, Indiana operations, which is included in its defense electronics segment. Management of the Company was authorized by the Board of Directors of the Company on October 26, 2009 to exercise its discretion in making such a commitment or pursuing other alternatives, as appropriate. As the Company has previously disclosed, the Company has a continuing effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an on-going commitment to research and development and management has determined that the Company’s operations in Ft. Wayne, Indiana are not consistent with the Company’s long-term strategy.

The Company expects to record costs related to these discontinued operations, but is still in the process of determining such charges and is not able, in good faith, to make a determination of an estimate or range of estimates of amounts to be incurred. The Company will file one or more amendments to this Form 8-K, as necessary, after it makes a determination of such amounts.

Item 2.06 Material Impairments.

With respect to the items discussed in Item 2.05 above, the Company may conclude that one or more material charges for impairment to the Company’s assets is required under generally accepted accounting principles. The Company will file one or more amendments to this Form 8-K, as necessary, to provide an estimate of the amount or range of amounts of any such impairment charges after it has been determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITE ELECTRONIC DESIGNS CORPORATION

Date: January 19, 2010	By: /s/ Roger A. Derse
Roger A. Derse
Senior Vice President and Chief Financial Officer